Exhibit 99.1
NEWS…	Contact:	Dirk Montgomery
July 27, 2006		Lisa Hathcoat
FOR IMMEDIATE RELEASE		(813) 282-1225

OSI RESTAURANT PARTNERS, INC.
REPORTS SECOND QUARTER RESULTS

Tampa, Florida, July 27 --- OSI Restaurant Partners, Inc. (NYSE: OSI) today reported that net income for the three months ended June 30, 2006 was $29,544,000, equal to $0.39 per share (diluted), compared with $40,405,000 or $0.53 per share (diluted) for the same period in 2005. Revenues for the quarter increased by 8.0% to $988,957,000 compared with $915,789,000 during the same quarter last year.

Quarterly Results and Other Information:

•
For the three months ended June 30, 2006, adjusting for the conversion costs related to the implementation of the Company’s new Partner Equity Program and elimination of a gain on disposal of a restaurant, diluted earnings per share on an adjusted basis were $0.40. Adjusted second quarter 2006 diluted earnings per share does not eliminate what the Company considers to be the ongoing expenses resulting from the implementation of the new Partner Equity Program nor does it eliminate stock-based compensation expenses resulting from the first quarter implementation of a new accounting standard. For the three months ended June 30, 2005, diluted earnings per share on an adjusted basis were $0.52, after adjusting for certain impairment charges and including expenses for the ongoing costs of the Partner Equity Program as if it had been in place and stock-based compensation charges as if the new stock-based compensation rules had been in effect in 2005. This comparison of adjusted results is intended to provide comparability between the periods and a reconciliation of reported and adjusted results is included in the accompanying tables.

•
The Company adopted a new accounting standard titled SFAS No. 123 (Revised), “Share-Based Payment” during the first quarter of 2006. SFAS No. 123R requires the fair value measurement of all stock-based payments to employees, including grants of employee stock options, and recognition of those expenses in the statement of operations.

•
During the first quarter of 2006, all managing partners were given an opportunity to elect participation in a new Partner Equity Program (“PEP” or the “Plan”), more fully described in the Company’s 2005 Form 10-K. This new Plan became effective for approximately 96% of all managing partners in current employment agreements and for all new managing partner employment agreements signed after March 1, 2006. The PEP replaces the issuance of stock options with a deferred compensation program.

•
As mentioned in previous earnings calls and at the Company’s analyst meeting in February 2006, management has been working with the Board of Directors to analyze ideas for increasing shareholder value. In April, the Board retained Wachovia Securities to assist it and management in analyzing these ideas, which include, among others, the separation or monetization of individual or multiple concepts, further leveraging the Company, share repurchases and the monetization of real estate assets. The completion of the analysis phase has been accelerated and final recommendations are targeted to be presented to the Board by the end of the third quarter. However, the Board has concluded that the separation or monetization of our growth concepts (Carrabba’s, Fleming’s and Bonefish), at this time, is not in the best interest of shareholders compared to the other alternatives being considered.

Second Quarter - Comparable Store Sales

Comparable store sales and average unit volumes for the Company’s restaurant brands for the quarter ended June 30, 2006 compared to the same quarter in 2005 changed by approximately:

Quarter ended June 30, 2006	Company-owned	Franchised and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-3.0%	-3.1%	-3.0%
Carrabba’s Italian Grills	-2.1%	N/A	-2.1%
Bonefish Grills	0.9%	-2.9%	0.6%
Fleming’s Prime Steakhouse and Wine Bars	3.8%	N/A	3.8%
Roy’s	-1.4%	N/A	-1.4%
Domestic average unit volumes
Outback Steakhouses	-3.1%	-3.8%	-3.2%
Carrabba’s Italian Grills	-5.0%	N/A	-5.0%
Bonefish Grills	-0.5%	-11.1%	-1.1%
Fleming’s Prime Steakhouse and Wine Bars	-1.0%	N/A	-1.0%
Roy’s	-0.7%	N/A	-0.7%

Changes in comparable store sales and average unit volumes for domestic, Company-owned restaurants for the quarter include year to year menu price changes of approximately:

Quarter ended June 30, 2006	Menu price changes (1)
Outback Steakhouses	0.6%
Carrabba’s Italian Grills	0.6%
Bonefish Grills	1.5%
____________
(1)
Reflects nominal amounts of menu price changes, prior to any change in product mix because of price increases, and may not reflect amounts effectively paid by the customer. Menu price increases are not provided for Fleming’s and Roy’s as a significant portion of their sales come from specials, which fluctuate daily.

Five-week Period Ended July 1, 2006 - Comparable Store Sales

Comparable store sales and average unit volumes for the Company’s restaurant brands for the five-week period ended July 1, 2006 compared with the same five-week period in 2005 changed by approximately:

Five weeks ended July 1, 2006	Company-owned	Franchised and development joint venture	System-wide
Domestic comparable store sales (stores open 18 months or more)
Outback Steakhouses	-3.0%	-4.2%	-3.2%
Carrabba’s Italian Grills	-3.0%	N/A	-3.0%
Bonefish Grills	0.2%	-7.0%	-0.5%
Fleming’s Prime Steakhouse and Wine Bars	2.3%	N/A	2.3%
Roy’s	1.1%	N/A	1.1%
Domestic average unit volumes
Outback Steakhouses	-2.9%	-4.5%	-3.1%
Carrabba’s Italian Grills	-5.8%	N/A	-5.8%
Bonefish Grills	-0.6%	-14.2%	-1.4%
Fleming’s Prime Steakhouse and Wine Bars	-1.6%	N/A	-1.6%
Roy’s	0.3%	N/A	0.3%

Changes in comparable store sales and average unit volumes for domestic, Company-owned restaurants for the five-week period include year to year menu price changes of approximately:

Five weeks ended July 1, 2006	Menu price changes (1)
Outback Steakhouses	0.8%
Carrabba’s Italian Grills	0.6%
Bonefish Grills	1.3%
____________
(1)
Reflects nominal amounts of menu price changes, prior to any change in product mix because of price increases, and may not reflect amounts effectively paid by the customer. Menu price increases are not provided for Fleming’s and Roy’s as a significant portion of their sales come from specials, which fluctuate daily.

The Company will conduct a conference call today, Thursday, July 27 at 10:00 a.m. Eastern Daylight Time, to discuss its financial results for the quarter ended June 30, 2006. The discussion will be carried live on the Internet and can be accessed via the Company’s website at http://osirestaurantpartners.com via the Investor Relations, Calendar of Events links. Replay of the conference call via the Internet will be available shortly after the event via the Investor Relations, Webcast Archives links.

Certain statements in this news release and those that may be made during the earnings call related to this release are forward-looking statements. Forward-looking statements are based on current expectations and are subject to risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, price and availability of commodities, such as beef, chicken, shrimp, pork, seafood, dairy, potatoes, onions and energy supplies, which are subject to fluctuation and could increase or decrease more than the Company expects; inflation; increased labor and insurance costs; changes in consumer tastes and the level of acceptance of the Company's restaurant concepts (including consumer acceptance of price increases); consumer perception of food safety; local, regional, national and international economic conditions; the seasonality of the Company’s business; demographic trends; the cost of advertising and media; and government actions and policies. Forward-looking statements regarding guidance for 2006, stock-based compensation and the Partner Equity Program include estimates and assumptions, including but not limited to, restaurant operating performance and outstanding share calculations which may differ materially from actual results. At the time of this release, substantial uncertainty exists as to the strength of consumer spending as a result of increased fuel prices and conflict in the Middle East. The Company’s revenue growth expectations summarized in this release assume that current spending trends do not worsen during 2006 and the Company’s revenues and financial results in 2006 could vary significantly depending upon consumer and business spending trends throughout the remainder of the year. Additionally, statements made concerning strategic initiatives are subject to the Board of Directors’ approval of any initiatives and there can be no assurance that the Board will decide to pursue any significant strategic initiative. Further information on potential factors that could affect the financial results of OSI Restaurant Partners, Inc. is included in its 2005 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, current reports on Form 8-K and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this press release.

The Company’s restaurant system operates in 50 states and 21 countries internationally.

STATEMENTS OF INCOME
(in thousands, except for per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005

Revenues
Restaurant sales	$983,529	$910,120	$1,967,928	$1,800,161
Other revenues	5,428	5,669	11,054	10,750
Total revenues	988,957	915,789	1,978,982	1,810,911
Costs and expenses
Cost of sales	354,968	331,936	713,213	657,106
Labor and other related	275,473	236,027	544,825	463,264
Other restaurant operating	223,693	191,571	439,053	370,453
Depreciation and amortization	36,794	30,892	72,150	60,342
General and administrative	58,295	51,309	112,417	101,150
Provision for impaired assets and restaurant closings	502	7,679	3,034	8,455
Income from operations of unconsolidated affiliates	(430)	4	(1,058)	101
	949,295	849,418	1,883,634	1,660,871
Income from operations	39,662	66,371	95,348	150,040
Other income (expense), net	4,118	(89)	3,790	(1,023)
Interest income	804	450	1,361	818
Interest expense	(3,211)	(1,513)	(5,582)	(2,671)
Income before provision for income taxes and
elimination of minority interest	41,373	65,219	94,917	147,164
Provision for income taxes	9,995	21,852	26,861	49,411
Income before elimination of minority interest	31,378	43,367	68,056	97,753
Elimination of minority interest	1,834	2,962	5,473	6,390
Net income	$29,544	$40,405	$62,583	$91,363

Basic earnings per share	$0.40	$0.55	$0.85	$1.24
Basic weighted average shares outstanding	73,650	74,001	73,865	73,901

Diluted earnings per share	$0.39	$0.53	$0.82	$1.19
Diluted weighted average shares outstanding	75,907	76,925	76,492	76,965

SUPPLEMENTAL BALANCE SHEET INFORMATION (in millions):	As of June 30, 2006
Cash	$58
Working capital deficit	(183)
Current portion of long-term debt	77
Long-term debt (1)	219
__________________
(1)
Long-term debt in the Company’s Consolidated Balance Sheet includes: (i) $31.3 million of debt owed by a consolidated franchisee-affiliated entity for which the Company provides a guarantee, and (ii) a $2.5 million fair value debt guarantee on amounts owed by an unconsolidated affiliate of the Company (and for which the Company provides a total guarantee of $17.6 million).

System-wide Sales

System-wide sales grew by 6.7% for the quarter compared with the respective period in 2005. System-wide sales is a non-GAAP financial measure that includes sales of all restaurants operating under the Company’s brand names, whether the Company owns them or not. The two components of system-wide sales - sales of OSI Restaurant Partners, Inc. and sales of franchisees and unconsolidated development joint ventures - are provided in the following supplemental tables.

	Three months ended		Six months ended
	June 30,		June 30,
OSI RESTAURANT PARTNERS, INC. RESTAURANT SALES (in millions):	2006	2005	2006	2005
Outback Steakhouse restaurants
Domestic	$571	$574	$1,154	$1,148
International	70	63	143	121
Total	641	637	1,297	1,269
Carrabba's Italian Grills	163	147	325	285
Bonefish Grills	80	56	153	107
Fleming's Prime Steakhouse and Wine Bars	44	35	92	73
Other restaurants	56	35	101	66

Total Company-owned restaurant sales	$984	$910	$1,968	$1,800

The following information presents sales for franchised and unconsolidated development joint venture restaurants. These are restaurants that are not owned by the Company and from which the Company only receives a franchise royalty or a portion of their total income. Management believes that franchise and unconsolidated development joint venture sales information is useful in analyzing Company revenues because franchisees and affiliates pay service fees and/or royalties that generally are based on a percent of sales. Management also uses this information to make decisions about future plans for the development of additional restaurants and new concepts as well as evaluation of current operations.

These sales do not represent sales of OSI Restaurant Partners, Inc., and are presented only as an indicator of the changes in the restaurant system, which management believes is important information regarding the health of the Company’s restaurant brands.

	Three months ended		Six months ended
	June 30,		June 30,
FRANCHISE AND DEVELOPMENT JOINT VENTURE SALES (in millions):	2006	2005	2006	2005
Outback Steakhouse restaurants
Domestic	$91	$93	$184	$182
International	22	27	49	56
Total	113	120	233	238
Bonefish Grills	5	3	8	6

Total franchise and development joint venture sales (1)	$118	$123	$241	$244
Income from franchise and development joint ventures (2)	$5	$5	$10	$9
__________________
(1)	Franchise and development joint venture sales are not included in Company revenues as reported in the Consolidated Statements of Income.
(2)	Represents the franchise royalty and portion of total income included in the Consolidated Statements of Income in the line items Other revenues or Income from operations of unconsolidated affiliates.

RESTAURANTS IN OPERATION AS OF JUNE 30:	2006	2005
Outback Steakhouses
Company-owned - domestic	676	656
Company-owned - international	112	82
Franchised and development joint venture - domestic	106	104
Franchised and development joint venture - international	44	55
Total	938	897
Carrabba's Italian Grills
Company-owned	211	184
Bonefish Grills
Company-owned	104	72
Franchised	7	4
Total	111	76
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	41	32
Roy’s
Company-owned	22	19
Cheeseburger in Paradise
Company-owned	35	17
Paul Lee's Chinese Kitchens
Company-owned	2	3
Lee Roy Selmon’s
Company-owned	5	2

System-wide total	1,365	1,230

Reconciliation of Adjusted Results

The following table sets forth a reconciliation of the Company’s results reported in accordance with generally accepted accounting principles (“GAAP”) to the adjusted results, which include non-GAAP financial measures. Although management encourages readers to rely on the Company’s results reported in accordance with GAAP, management believes that adjusted results may be useful to investors’ understanding of the Company’s core operations and the comparability of financial information from period to period. The following table presents reported net income as adjusted for the following after-tax items for the three and six months ended June 30, 2006 and 2005 (in thousands):

	Three months ended		Six months ended
	June 30,		June 30,
	2006	2005	2006	2005
Net income, as reported	$29,544	$40,405	$62,583	$91,363
Stock-based compensation, net of taxes
PEP conversion costs (1)	4,245	-	10,407	-
Options / 123R (2)	-	(1,645)	-	(3,105)
Restricted stock (3)	-	(542)	-	(672)
Partner equity program (PEP) (4)	-	(2,610)	-	(5,092)
	4,245	(4,797)	10,407	(8,869)
Special items, net of taxes
Gain on restaurant disposal (5)	(3,151)	-	(3,151)	-
Provision for impaired assets, net (6)	-	4,617	-	4,617
	(3,151)	4,617	(3,151)	4,617

Adjusted net income	$30,638	$40,225	$69,839	$87,111

Adjusted diluted earnings per share	$0.40	$0.52	$0.91	$1.13
__________________
(1)
The PEP “conversion costs” represent a portion of the costs of the PEP that would have been recorded in prior years if the Company had to expense all stock-based compensation and the new program had been in place at the inception of all existing manager partner contracts.

(2)
Effect on earnings had existing Company management and managing partner employment grants of stock options been expensed in 2005. Stock options were not required to be expensed under accounting guidance in 2005 but are expensed beginning in 2006 upon adoption of a new accounting standard.

(3)
Incremental expense for 2005 grants of restricted stock to the Company’s Chief Executive Officer, Chief Financial Officer and Senior Vice President of Real Estate and Development to reflect an annualized expense as if these grants were outstanding the entire year.

(4)	Estimation of PEP expenses had the Plan been in place in 2005.
(5)	Net gain included in Other income in the Consolidated Income Statement on closing an Outback Steakhouse in accordance with a lease termination agreement.
(6)
Net impairment charge recorded against a deferred license fee receivable related to certain non-restaurant operations. Impairment charges for closed stores or impaired restaurant assets are not adjusted as those charges occur from time to time in normal restaurant operations.

2006 OUTLOOK

The following information updates the Company’s previously reported expectations for the full year 2006. The Company anticipates 2006 diluted earnings per share will range from $1.39 to $1.48. After adjusting for certain stock-based compensation charges in 2006 and 2005 and hurricane and certain impairment charges in 2005, diluted earnings per share for 2006 is expected to range from -12% to -17% compared to 2005, from $1.87 in 2005 to $1.55 to $1.64 in 2006. This estimate is based upon current economic conditions, current and anticipated commodity markets, planned restaurant development schedules, the implementation of the Partner Equity Program (“PEP”) and the recognition of additional stock-based compensation expense from the adoption of a new accounting standard and assumes a constant number of shares outstanding.

The following tables are provided to compare the adjusted results of operations for the year ended December 31, 2005 to the currently expected results for 2006 as presented in the guidance above, adjusted for certain effects of the new Partner Equity Program (“PEP”). This comparison primarily demonstrates the expected incremental effect of new stock-based compensation costs as the Company adopted a new accounting standard January 1, 2006 that requires expensing of stock options and implemented the PEP in the first quarter of 2006. This adjusted information includes non-GAAP financial measures which the Company reconciles to the results reported in accordance with GAAP. Management believes that the adjusted presentation may be useful to investors to permit them to compare the Company’s expected results for 2006 to its adjusted results for 2005, using consistent assumptions regarding stock-based compensation and the implementation of the PEP for each period.

	Years ended December 31,
	2006		2005
Adjusted net income (in thousands):	Low	High	Adjusted
Net income (per guidance for 2006 / reported in 2005)	$106,101	$113,243	$149,601
Stock-based compensation, net of taxes (1)
PEP conversion costs (2)	15,614	15,614	-
Options / 123R (3)	-	-	(6,367)
Restricted stock (4)	-	-	(1,948)
Partner equity program (PEP) (5)	-	-	(10,090)
	15,614	15,614	(18,405)
Special items, net of taxes
Hurricane property losses	-	-	2,498
Gain on restaurant disposal (6)	(3,151)	(3,151)	-
Provision for impaired assets, net (7)	-	-	9,154
	(3,151)	(3,151)	11,652

Adjusted net income	$118,564	$125,706	$142,848
% change vs. 2005	-17%	-12%

Adjusted diluted earnings per share	$1.55	$1.64	$1.87
% change vs. 2005	-17%	-12%

Diluted weighted shares outstanding	76,541	76,541	76,541
__________________
(1)	Stock-based expenses are primarily non-cash charges.
(2)
The PEP “conversion costs” represent a portion of the costs of the PEP that would have been recorded in prior years if the Company had to expense all stock-based compensation and the new program had been in place at the inception of all existing manager partner contracts. The ongoing PEP expense is not adjusted out of guidance for 2006.

(3)
Effect on earnings had existing Company management and managing partner employment grants of stock options been expensed in 2005. Stock options were not required to be expensed under accounting guidance in 2005 but are expensed beginning in 2006 upon adoption of a new accounting standard. Guidance for 2006 includes estimated stock-based compensation expense for stock options, which could vary based upon restaurant operating results, manager turnover and other factors.

(4)
Incremental expense for 2005 grants of restricted stock to the Company’s Chief Executive Officer, Chief Financial Officer and Senior Vice President of Real Estate and Development to reflect an annualized expense as if these grants were outstanding the entire year.

(5)	Estimation of PEP expenses had the Plan been in place in 2005. Estimated PEP expenses for 2006 are included in 2006 guidance.
(6)	Net gain included in Other income in the Consolidated Income Statement on closing an Outback Steakhouse in accordance with a lease termination agreement.
(7)
Includes net impairment charges of $4,537 for intangible and other asset impairments related to the sale of Paul Lee’s Chinese Kitchen and $4,617 against a deferred license fee receivable related to certain non-restaurant operations. Impairment charges for closed stores or impaired restaurant assets are not adjusted as those charges occur from time to time in normal restaurant operations.

Expected Restaurant Expansion

	Second Half			Full Year
	2006			2006
Outback Steakhouses - Domestic
Company-owned	10	to	11	18	to	20
Franchised	1	to	2	2	to	3
Outback Steakhouses - International
Company-owned	5	to	7	19	to	21
Franchised	1	to	2	2	to	3
Carrabba’s Italian Grills
Company-owned	17	to	19	28	to	30
Bonefish Grills
Company-owned	11	to	13	31	to	33
Fleming’s Prime Steakhouse and Wine Bars
Company-owned	4	to	5	6	to	7
Cheeseburger in Paradise
Company-owned	4	to	6	12	to	14
Roy’s
Company-owned	0	to	1	2	to	3
Lee Roy Selmon’s
Company-owned	1	to	2	3	to	4
Blue Coral Seafood and Spirits
Company-owned	0	to	1	0	to	1

System-wide total	54	to	69	123	to	139

Full Year 2006 Guidance Update

Anticipated changes in domestic average unit volumes, comparable store sales and pricing which will affect revenues in 2006 (as a percentage change compared to actual 2005 results) are as follows:

	Average Unit	Comparable
	Volumes	Store Sales (1)	Pricing (2)
Outback Steakhouses	-4.5% to -3.5%	-4.5% to -3.5%	~0.8%
Carrabba's Italian Grills	-5.0% to -4.0%	-2.0% to -1.0%	~1.0%
Bonefish Grills	-1.0% to 0.0%	0.0% to 1.0%	~1.3%
Fleming's Prime Steakhouse and Wine Bars	-2.0% to -1.0%	2.0% to 3.0%	~2.5%
__________________
(1)	Stores open 18 months or more.
(2)	Price increases are presented as an average increase which may occur over the year and could change periodically as competitive, economic and commodity conditions dictate.

Anticipated changes in certain expenses that will also affect net income in 2006 (presented as a percentage of sales increasing/(decreasing) compared to actual 2005 results) are as follows:
Estimated Full Year 2006 Expense
Compared with 2005
Cost of goods sold (1)	-0.4% to -0.5%
Labor and other related (1) (2)	1.9% to 2.0%
Other restaurant operating (1)	0.6% to 0.7%
Depreciation and amortization	0.3% to 0.4%
General and administrative (2)	0.3% to 0.4%
Elimination of minority interest	0.1% to 0.2%
__________________
(1)	As a percentage of restaurant sales.
(2)	Includes stock-based compensation expense.

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